700 Milam Street
Suite 800, North Tower
Houston, TX 77002

Tel: (713) 375-5000
Fax: (713) 375-6000
www.cheniere.com

May 10, 2013

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re:                             Notice of Disclosure Filed in the Amendment No.1 to our Quarterly Report on Form 10-Q Under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange Act

Ladies and Gentlemen:

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities Exchange Act of 1934, as amended, notice is hereby provided that Cheniere Energy, Inc. has made disclosure pursuant to those provisions in the Amendment No. 1 to its Quarterly Report on Form 10-Q for the period ended March 31, 2013, which was filed with the Securities and Exchange Commission on May 10, 2013.

Respectfully submitted,

CHENIERE ENERGY, INC.

By:	/s/ MEG A. GENTLE
Name:	Meg A. Gentle
Title:	Senior Vice President and
Chief Financial Officer